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                                                                    EXHIBIT 4.2

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT AS PROVIDED IN SECTION 3.7.

                                 CEPHALON, INC.

                                    DEBENTURE
                                    ---------

New York, New York                                                  $__________
            , 1998

                  FOR VALUE RECEIVED, CEPHALON, INC., a Delaware corporation (hereinafter called the "Company"), hereby promises to pay to ________________, [Address], or registered assigns (the "Holder") or order, the sum of ________ Dollars ($ ________), on [before signing the Debenture, insert month and day of Closing Date], 2013, and to pay interest on the unpaid principal balance hereof at the rate of ten and three quarters percent (10.75%) per annum from the date hereof, until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Any amount of principal of or interest on this Debenture which is not paid when due shall bear interest at the rate of twenty percent (20%) per annum from the due date thereof until the same is paid ("Default Interest"). Interest shall be payable on the 1st day of each February and August, commencing on February 1, 1999, and at maturity (the "Interest Payment Dates"). Interest on this Debenture shall be computed on the basis of a 360-day year of 12 30-day months and actual days elapsed.

                  All payments of principal of and interest on this Debenture shall be made in lawful money of the United States of America, or, at the option of the Company and subject to the provisions of this Debenture, interest payable on the Interest Payment Dates may be paid in whole or in part in fully paid and nonassessable shares of Common Stock, $.01 par value, together with the related Preferred Share Purchase Rights of the Company as such stock and rights exist on the date of issuance of this Debenture, or any shares of capital stock and related rights of the Company into which such stock shall hereafter be changed or reclassified (the "Common Stock"). All cash payments shall be made by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is not a business day and, in the case of any Interest Payment Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Debenture, the term "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

                  The obligations of the Company under this Debenture shall rank in right of payment on a parity with all other unsubordinated obligations of the Company for indebtedness for borrowed money or the purchase price of property. This Debenture is issued pursuant to a Senior Convertible Note, dated _____________, 1997, issued by the Company (the "Note").


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               The following terms shall apply to this Debenture:

                                    ARTICLE I

                      PREPAYMENT; INTEREST IN COMMON STOCK

                  1.1 PREPAYMENT. The Company shall have the right to prepay this Debenture in whole at any time or in any part from time to time.

                  1.2 ISSUANCE OF COMMON STOCK IN LIEU OF CASH INTEREST. (a) If the Company exercises its option to make a payment of interest on this Debenture wholly or partly in shares of Common Stock (herein sometimes called the "Stock Payment Option"), the issuance of shares of Common Stock upon such exercise of the Stock Payment Option shall have been authorized by the Board of Directors of the Company.

                  (b) The Company shall not be permitted to exercise the Stock Payment Option with respect to any payment of interest on this Debenture if:

                        (i) the number of shares of Common Stock authorized, unissued and unreserved for all purposes, or held in the Company's treasury, is insufficient to pay the portion of such interest to be paid in Common Stock;

                        (ii) the issuance or delivery of shares of Common Stock pursuant to the Stock Payment Option or the public resale of such shares by the Holder would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

                        (iii) the shares of Common Stock to be issued upon exercise of the Stock Payment Option have not been authorized for listing, upon official notice of issuance, on the principal securities exchange on which the Common Stock is then listed and traded;

                        (iv) the Computed Price is less than the par value of the Common Stock;

                        (v) an Event of Default (as defined herein) has occurred and is continuing; or

                        (vi) the Common Stock is neither (i) listed or admitted for trading on a national securities exchange nor (ii) quoted on the Nasdaq National Market.

                  (c) If the Stock Payment Option is elected, the Company shall issue and dispatch or cause to be dispatched to the Holder one or more certificates for the aggregate number of whole shares of Common Stock determined by dividing the per share Computed Price of the Common Stock on the applicable Interest Payment Date into the total amount of lawful money of the United States of America which the Holder would receive if the aggregate amount of interest on this Debenture which is being paid in shares of Common Stock were being paid in such lawful money; provided, however, that if in connection with any such election the Company shall have failed to deliver the appropriate number of shares of Common Stock to the Holder within three business days after the applicable Interest Payment Date, then the Company shall not be entitled to use the Stock Payment Option in respect of such Interest Payment Date, such cash interest shall be immediately due and payable and the Company shall pay the interest for such Interest Payment Date in cash with Default Interest, at the rate provided in this Note, from such Interest Payment


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Date until paid. No fractional shares will be issued in payment of interest on this Debenture. In lieu thereof, the Company may issue a number of shares of Common Stock which reflects a rounding up to the next whole number or may pay lawful money of the United States of America. The shares of Common Stock issued or to be issued by the Company in payment of interest on this Debenture are sometimes referred to herein as the "Payment Shares."

                  (d) If the Company exercises the Stock Payment Option with respect to a payment of interest on this Debenture, the Company shall deliver to the Holder, on or prior to the date on which Payment Shares for such payment of interest on this Debenture are to be received by the Holder, a Company Certificate setting forth (i) the total amount of the interest payment to which the Holder is entitled, (ii) the portion of the interest payment being made in Payment Shares, (iii) the number of Payment Shares allocable to such payment, as calculated pursuant to this Section 1.2, (iv) any rounding adjustment to such number or any payment necessary to be made pursuant to Section 1.2(c), (v) a brief statement of the facts requiring such adjustment, (vi) the number of Payment Shares issuable with respect to each $100 of interest on this Debenture after such adjustment and (vii) a brief statement that none of the conditions set forth in Section 1.2(b) has occurred and is existing. Such Company Certificate shall be accompanied by the certificates, each duly issued in the name of the Holder, representing the Payment Shares. Such Company Certificate shall be conclusive evidence of the correctness of the calculation of the number of Payment Shares allocable to the payments to which such Company Certificate relates and of any adjustments to such number made pursuant to this Section 1.2 in the absence of manifest error. In addition, on or before the pertinent payment date, the Company shall cause the transfer agent for the Common Stock to prepare and issue the certificates representing the Payment Shares in the name of the Holder before being so delivered by the Company.

                  (e) The Payment Shares, when issued pursuant to and in compliance with this Section 1.2, shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock; the issuance and delivery thereof is in all respects hereby authorized; and the issuance thereof, together with lawful money of the United States of America, if any, paid in lieu of fractional shares of such Common Stock, will be, and for all purposes shall be deemed to be, in full discharge and satisfaction of the Company's obligation to pay the interest on this Debenture to which such Payment Shares relate.

                  (f) As used in this Debenture, the following terms shall have the meanings provided herein:

                        (1) "Company Certificate" means a certificate of the Company signed by an Officer.

                        (2) "Computed Price" for any date means the average per share Trading Price during the Measurement Period with respect to such date.

                        (3) "Majority Holders" shall mean at any time holders of this Debenture and the Other Debentures which hold this Debenture and Other Debentures which, based on the original principal amount thereof, represent a majority of the original aggregate principal amount of this Debenture and the Other Debentures, whether or not outstanding at such time.

                        (4) "Measurement Period" means, with respect to any date, the period of five consecutive trading days ending three trading days prior to such date.

                        (5) "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Senior Vice President or the Chief Financial Officer of the Company.



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                        (6) "Other Debentures" shall mean the several Debentures
      issued pursuant to the Other Notes.

                        (7) "Other Notes" shall mean the several Senior Convertible Notes dated ___, 1997 issued by the Company.

                        (8) "Trading Price" on any date means the closing bid price for one share of the Common Stock on such date, on the first applicable among the following: (a) the national securities exchange on which the shares of Common Stock are listed which constitutes the principal securities market for the Common Stock or (b) the Nasdaq National Market, in either case as reported by Bloomberg, L.P. (subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends, (iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Trading Price which would otherwise be applicable, (vi) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (vii) tender offers by the Company or any subsidiary of the Company or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and (viii) similar events relating to the Common Stock, in each such case which occur during a particular Measurement Period).


                                   ARTICLE II

                                EVENTS OF DEFAULT

                  If any of the following events of default (each, an "Event of Default") shall occur:

                  2.1 FAILURE TO PAY PRINCIPAL OR INTEREST. The Company fails
(a) to pay the principal hereof when due, whether at maturity, upon redemption, upon acceleration or otherwise or (b) to pay any installment of interest hereon when due and, in the case of this clause (b) of this Section 2.1 only, such failure continues for a period of ten (10) days after the due date thereof;

                  2.2 BREACH OF COVENANT. The Company breaches any material covenant or other material term or condition of this Debenture (other than as specifically provided in Section 2.1 hereof), and such breach continues for a period of twenty (20) days after written notice thereof to the Company from the Holder or within 60 days after delivery of such notice if and only if, such default is reasonably capable of cure and during such 60-day period, the Company has been diligently taking action to cure such default and such cure cannot be completed within such 20-day period;

                  2.3 BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Note Purchase Agreement) shall be false or misleading in any material respect when made;

                  2.4 CERTAIN VOLUNTARY PROCEEDINGS. The Company or any material subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or



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shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due;

                  2.5 CERTAIN INVOLUNTARY PROCEEDINGS. An involuntary case or other proceeding shall be commenced against the Company or any material subsidiary of the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days;

                  2.6 JUDGMENTS. Any court of competent jurisdiction shall enter one or more final judgments against the Company or any subsidiary of the Company or any of their respective properties or other assets in an aggregate amount in excess of $5,000,000, which is not vacated, bonded, stayed, discharged, satisfied or waived for a period of thirty (30) consecutive days; or

                  2.7 DEFAULT UNDER OTHER AGREEMENTS. (a) the Company or any subsidiary shall (i) default in any payment with respect to any indebtedness for borrowed money (other than this Debenture) which indebtedness has an outstanding principal amount in excess of $10,000,000 individually or $15,000,000 in the aggregate for the Company and its subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created or (ii) default in the observance or performance of any agreement, covenant or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such indebtedness to become due prior to its stated maturity and such default or event shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created (after giving effect to any consent or waiver obtained and then in effect thereunder); or (b) any such indebtedness of the Company or any of its subsidiaries shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required payment prior to the stated maturity thereof;

then upon the occurrence and during the continuation of any Event of Default specified in Section 2.1, 2.2, 2.3, 2.6 or 2.7 at the option of the Holder the Company shall, and upon the occurrence of any Event of Default specified in
Section 2.4 or 2.5, the Company shall, pay to the Holder an amount equal to the sum of (A) the outstanding principal amount of this Debenture plus (B) accrued and unpaid interest on such principal amount to the date of payment plus (C) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (B) at the rate provided in this Debenture to the date of payment and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

                                   ARTICLE III

                                  MISCELLANEOUS

                  3.1 FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver


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thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  3.2 NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served, sent by telephone line facsimile transmission or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served, sent by telephone line facsimile transmission or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Company (telephone line facsimile
transmission number (      ) -     ); and the address of the Company shall be
145 Brandywine Parkway, West Chester, Pennsylvania 19380 Attention: Senior Vice President, Finance and Chief Financial Officer (telephone line facsimile transmission number (610) 344-7563). Both the Holder and the Company may change the address for service by service of written notice to the other as herein provided.

                  3.3 AMENDMENT PROVISION. The term "Debenture" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  3.4 ASSIGNABILITY. This Debenture shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of and be binding upon the Holder and its successors and permitted assigns.

                  3.5 COST OF COLLECTION. If default is made in the payment of this Debenture, the Company shall pay the Holder hereof costs of collection, including attorneys' fees.

                  3.6 GOVERNING LAW. This Debenture shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

                  3.7 TRANSFER OF DEBENTURE. (a) This Debenture has not been and is not being registered under the provisions of the Act or any state securities laws and this Debenture may not be sold, transferred, pledged or hypothecated unless the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Debenture may be sold, transferred, pledged or hypothecated pursuant to an exemption from such registration.

                  (b) In addition to the requirements of the Act and applicable state securities or "blue sky" laws which may be applicable to this Debenture, neither this Debenture nor any interest herein may be sold, assigned, pledged, hypothecated or otherwise transferred except to a Permitted Transferee. As used herein, "Permitted Transferee" means (1) a person who is an "accredited investor" as defined in Regulation D under the Act and (2) an entity of which 70% or more of the beneficial ownership of such entity is beneficially owned by [NAME OF ORIGINAL BUYER] and which entity has the same investment adviser as [NAME OF ORIGINAL BUYER]. Prior to any such transfer to a Permitted Transferee, such Permitted Transferee shall (x) have made written representations and warranties to the Company with respect to such Permitted Transferee in the form of Section 2(a) and 2(c) of the Note Purchase Agreement, (y) shall have further represented in writing to the Company that such Permitted Transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by such Permitted Transferee; that such Permitted Transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing and has had the opportunity to obtain and review the Registration Statement and the prospectus included therein, each as amended or supplemented to



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the date of transfer to such Permitted Transferee, and the reports and other information concerning the Company which at the time of such transfer have been filed by the Company with the SEC pursuant to the 1934 Act and which are incorporated by reference in such prospectus as of the date of such transfer and
(z) shall have agreed in writing with the Company to be bound by the applicable provisions of Section 4(a) of the Note Purchase Agreement.




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                  IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer on the day and in the year first above written.

                                          CEPHALON, INC.

                                          By
                                             ---------------------------------
                                             Name:
                                             Title:





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